Exhibit 99.1 FOR IMMEDIATE RELEASE

LIBBEY INC. ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2019 FINANCIAL RESULTS AND PROVIDES 2020 ANNUAL OUTLOOK

Full-year net cash provided by operating activities increases $26.6 million driving $40.5 million of incremental Free Cash Flow for the year

TOLEDO, OHIO, February 25, 2020--Libbey Inc. (NYSE American: LBY), one of the world's largest glass tableware manufacturers, today reported results for the fourth quarter ended December 31, 2019.

Fourth-quarter 2019 Financial & Operating Highlights

•	Net sales were $208.9 million, a decrease of 1.3 percent, or a decrease of 1.1 percent in constant currency versus the prior-year period.
•

Net loss was ($17.3) million, compared to net loss of ($4.0) million in the fourth quarter of 2018. Net loss in the fourth quarter of 2019 was affected by a $18.3 million non-cash impairment of long-lived assets in our EMEA segment.

•	Adjusted Income from Operations (see Table 4) increased 42.8 percent versus the prior year to $11.5 million.
•	Adjusted EBITDA (see Table 1) increased 17.3 percent and Adjusted EBITDA margin expanded 140 bps versus the prior year to $19.0 million.
•	Net cash provided by operating activities improved $21.5 million, driving Free Cash Flow (see Table 2) to $46.5 million in the fourth quarter of 2019.

“I’m pleased to report Libbey delivered solid fourth-quarter results, as our focus on operating performance and disciplined investment continues to drive improved gross margins and cash flow,” said Mike Bauer, chief executive officer of Libbey. “Our teams continue to demonstrate the ability to execute well in a challenging market that was further impacted by a shortened holiday season in Q4 2019. Despite these headwinds we delivered growth in our core USC segment, including meaningful gains in the foodservice channel.”

Bauer continued, “I’m proud of the organization’s ability to navigate the challenging environment to deliver results that significantly outpaced last year’s fourth quarter and full-year performance. Adjusted EBITDA for the quarter grew 17 percent versus the prior year and Free Cash Flow increased $27 million. As we look ahead to 2020, we plan to carry the momentum built in the second half of the year and capture the benefits of not only our strategic realignment and cost savings efforts, but also further leverage our competitive advantages and leading market position to deliver growth and improved performance.”

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Libbey Inc.

	Net Sales		Increase/(Decrease)
Three months ended December 31,						Constant Currency
(dollars in thousands) (unaudited)	2019	2018	$ Change	% Change	Currency Effects	Sales Growth (Decline)
U.S. & Canada (USC)	$133,076	$132,022	$1,054	0.8%	$(9)	0.8%
Latin America (LATAM)	37,667	38,062	(395)	(1.0)%	652	(2.8)%
EMEA	31,489	34,687	(3,198)	(9.2)%	(925)	(6.6)%
Other	6,663	6,865	(202)	(2.9)%	(108)	(1.4)%
Consolidated	$208,895	$211,636	$(2,741)	(1.3)%	$(390)	(1.1)%

•	Net sales in the U.S. & Canada segment increased 0.8 percent, primarily driven by price realization and product mix sold in the foodservice channel, partially offset by lower volume.
•

In Latin America, net sales decreased 1.0 percent (a decrease of 2.8 percent excluding currency fluctuation) as a result of lower volume in all three channels, partially offset by favorable price and product mix and a favorable currency impact.

•	Net sales in the EMEA segment decreased 9.2 percent (a decrease of 6.6 percent excluding currency fluctuation) driven primarily by lower volume.
•

Net sales in Other decreased 2.9 percent (a decrease of 1.4 percent excluding currency fluctuation) as a result of lower volume and an unfavorable currency impact, partially offset by favorable price and product mix sold.

Full-year 2019 Financial & Operating Highlights

•	Net sales were $782.4 million, a decrease of 1.9 percent, or a decrease of 0.9 percent in constant currency versus the prior year.
•	Net loss was ($69.0) million, compared to net loss of ($8.0) million in 2018. Included in 2019 net loss are $65.2 million of non-cash asset impairment charges in our Latin America and EMEA segments.
•	Adjusted Income from Operations (see Table 4) increased 19.7 percent versus the prior year to $35.2 million.
•	Adjusted EBITDA (see Table 1) was $70.3 million, in line with prior year.
•	Net cash provided by operating activities improved $26.6 million, driving incremental Free Cash Flow (see Table 2) of $40.5 million compared to full-year 2018.

	Net Sales		Increase/(Decrease)
Full Year ended December 31,						Constant Currency
(dollars in thousands) (unaudited)	2019	2018	$ Change	% Change	Currency Effects	Sales Growth (Decline)
U.S. & Canada (USC)	$491,230	$483,741	$7,489	1.5%	$(80)	1.6%
Latin America (LATAM)	141,584	148,091	(6,507)	(4.4)%	(210)	(4.3)%
EMEA	123,945	138,399	(14,454)	(10.4)%	(6,517)	(5.7)%
Other	25,678	27,627	(1,949)	(7.1)%	(1,054)	(3.2)%
Consolidated	$782,437	$797,858	$(15,421)	(1.9)%	$(7,861)	(0.9)%

•	Net sales in the U.S. & Canada segment increased 1.5 percent, primarily driven by price realization and product mix, as well as higher volume, partially offset by unfavorable channel mix.
•

In Latin America, net sales decreased 4.4 percent (a decrease of 4.3 percent excluding currency fluctuation) primarily as a result of lower sales volume. This was partially offset by favorable pricing within the segment.

•

Net sales in the EMEA segment decreased 10.4 percent (a decrease of 5.7 percent excluding currency fluctuation) driven primarily by lower volume and an unfavorable currency impact, partially offset by favorable price and product mix.

•

Net sales in Other decreased 7.1 percent (a decrease of 3.2 percent excluding currency fluctuation) primarily as a result of unfavorable price and mix of product sold, as well as an unfavorable currency impact.

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Libbey Inc.

Balance Sheet and Liquidity

•

The Company had remaining available capacity of $68.2 million under its ABL credit facility in addition to cash on hand of $48.9 million at December 31, 2019, resulting in total liquidity of $117.1 million. The Company had $17.4 million in loans outstanding under its ABL credit facility at December 31, 2019.

•

At December 31, 2019, Trade Working Capital (see Table 3), defined as inventories and accounts receivable less accounts payable, was $176.8 million, a decrease of $24.4 million from $201.2 million at December 31, 2018. The decrease was primarily a result of lower inventories, as well as higher accounts payable and lower accounts receivable.

Jim Burmeister, Libbey’s chief operating officer and outgoing chief financial officer, commented, “We achieved solid Adjusted EBITDA improvement year-over-year in the fourth quarter despite the drag from our actions to reduce total inventory levels. As a reminder, these actions enabled us to reduce total inventory levels by $17 million in 2019. Our disciplined approach to capital investment, along with our operational performance and discretionary downtime actions drove Free Cash Flow to $46.5 million in the fourth quarter. The year-over-year increase in Free Cash Flow resulted in an improvement in our net debt to Adjusted EBITDA ratio for the year, bringing this measure of leverage down to 4.9 times at December 31, 2019.”

2020 Outlook

The Company anticipates uncertain, global macroeconomic conditions, as well as a challenging competitive environment, will continue throughout much of 2020. It is too early to discern any long-term impacts the coronavirus (COVID-19) outbreak may have to consumer demand and supply chains across our global markets. Excluding the potential effects from this issue, the outlook for full-year 2020 includes the following estimates:

•	Net sales flat to an increase of low-single digits;
•	Adjusted EBITDA margins between 9 percent and 10 percent (see table 7);
•	Capital expenditures and ERP capital of approximately $30 million; and
•	Trade Working Capital reduction of approximately $10 million.

Webcast Information

Libbey will hold a conference call for investors on Tuesday, February 25, 2020, at 11 a.m. Eastern Standard Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software.

About Libbey Inc.

Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Master's Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2019, Libbey Inc.'s net sales totaled $782.4 million. Additional information is available at www.libbey.com.

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Libbey Inc.

Use of Non-GAAP Financial Measures

To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Income from Operations (Adjusted IFO), Adjusted IFO Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•

We define Adjusted EBITDA as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and special items, when applicable, that Libbey believes are not reflective of our core operating performance, and we define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales.

•

We define Adjusted IFO as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, other (income) expense, and special items, when applicable, that Libbey believes are not reflective of our core operating performance, and we define Adjusted IFO Margin as Adjusted IFO divided by net sales.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

•

We define Adjusted SG&A as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance, and we define Adjusted SG&A Margin as Adjusted SG&A divided by net sales.

•	We define Free Cash Flow as the sum of net cash provided by operating activities and net cash used in investing activities. The most directly comparable U.S. GAAP measure is net cash provided by (used in) operating activities.

•

We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt on the balance sheet plus unamortized discount and finance fees, less cash and cash equivalents, divided by last twelve months Adjusted EBITDA (defined above).

Constant Currency

We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Gross Profit, Adjusted IFO, Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, euro and Chinese renminbi.

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Libbey Inc.

Caution on Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," “plan,” "expects," " believes," "will," "estimates," "anticipates," or similar phrases. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they related to events and depend on circumstances that may or may not occur in the future. Investors are cautioned that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from these statements. Investors should not place undue reliance on such statements. Important factors potentially affecting performance include but are not limited to risks and uncertainties related to our high level of indebtedness and the availability and cost of credit; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; major slowdowns or changes in trends in the retail, travel, restaurant and bar or entertainment industries, and in the retail and foodservice channels of distribution generally, that impact demand for our products; inability to meet the demand for new products; material restructuring charges related to involuntary employee terminations, facility sales or closures, or other various restructuring activities; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; protracted work stoppages related to collective bargaining agreements; increased pension expense associated with lower returns on pension investments and increased pension obligations; increased tax expense resulting from changes to tax laws, regulations and evolving interpretations thereof; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the Chinese renminbi and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; the failure of our investments in e-commerce, new technology and other capital expenditures to yield expected returns; failure to prevent unauthorized access, security breaches and cyber-attacks to our information technology systems; compliance with, or the failure to comply with, legal requirements relating to health, safety and environmental protection; our failure to protect our intellectual property; and the inability to effectively integrate future business we acquire or joint ventures into which we enter. These and other risk factors that could cause results to differ materially from the forward-looking statements can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

Media Contact

Sarah Zibbel

(419) 325-2347

szibbe@libbey.com

Investor Relations Contact

Chris Hodges or Bobby Winters

Alpha IR Group

(312) 445-2870

LBY@alpha-ir.com

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Libbey Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,
	2019	2018

Net sales	$208,895	$211,636
Freight billed to customers	867	760
Total revenues	209,762	212,396
Cost of sales	170,622	174,908
Gross profit	39,140	37,488
Selling, general and administrative expenses	27,995	29,455
Asset impairments	18,271	—
Income (loss) from operations	(7,126)	8,033
Other income (expense)	(2,585)	(1,784)
Earnings (loss) before interest and income taxes	(9,711)	6,249
Interest expense	5,300	5,787
Income (loss) before income taxes	(15,011)	462
Provision for income taxes	2,242	4,486
Net loss	$(17,253)	$(4,024)

Net loss per share:
Basic	$(0.76)	$(0.18)
Diluted	$(0.76)	$(0.18)
Dividends declared per share	$—	$—

Weighted average shares:
Basic	22,820	22,231
Diluted	22,820	22,231

Libbey Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

	Year ended December 31,
	2019	2018
	(unaudited)

Net sales	$782,437	$797,858
Freight billed to customers	3,165	3,235
Total revenues	785,602	801,093
Cost of sales	631,393	646,202
Gross profit	154,209	154,891
Selling, general and administrative expenses	122,370	127,851
Asset impairments	65,152	—
Income (loss) from operations	(33,313)	27,040
Other income (expense)	(4,443)	(2,764)
Earnings (loss) before interest and income taxes	(37,756)	24,276
Interest expense	22,510	21,979
Income (loss) before income taxes	(60,266)	2,297
Provision for income taxes	8,753	10,253
Net loss	$(69,019)	$(7,956)

Net loss per share:
Basic	$(3.08)	$(0.36)
Diluted	$(3.08)	$(0.36)
Dividends declared per share	$—	$0.1175

Weighted average shares:
Basic	22,419	22,180
Diluted	22,419	22,180

Libbey Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

	December 31, 2019	December 31, 2018
	(unaudited)
ASSETS:
Cash and cash equivalents	$48,918	$25,066
Accounts receivable — net	81,307	83,977
Inventories — net	174,797	192,103
Prepaid and other current assets	17,683	16,522
Total current assets	322,705	317,668
Pension asset	5,712	—
Purchased intangible assets — net	11,875	13,385
Goodwill	38,431	84,412
Deferred income taxes	24,747	26,090
Other assets	14,608	7,660
Operating lease right-of-use assets	54,686	—
Property, plant and equipment — net	233,923	264,960
Total assets	$706,687	$714,175

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
Accounts payable	$79,262	$74,836
Salaries and wages	30,188	27,924
Accrued liabilities	50,657	43,728
Accrued income taxes	382	3,639
Pension liability (current portion)	2,543	3,282
Non-pension post-retirement benefits (current portion)	3,817	3,951
Operating lease liabilities (current portion)	12,769	—
Long-term debt due within one year	16,124	4,400
Total current liabilities	195,742	161,760
Long-term debt	375,716	393,300
Pension liability	46,619	45,206
Non-pension post-retirement benefits	45,507	43,015
Noncurrent operating lease liabilities	48,323	—
Deferred income taxes	2,104	2,755
Other long-term liabilities	18,463	18,246
Total liabilities	732,474	664,282

Common stock	224	222
Capital in excess of par value	338,395	335,517
Retained deficit	(240,460)	(171,441)
Accumulated other comprehensive loss	(123,946)	(114,405)
Total shareholders' equity (deficit)	(25,787)	49,893
Total liabilities and shareholders' equity (deficit)	$706,687	$714,175

Libbey Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	Year ended December 31,
	2019	2018
	(unaudited)
Operating activities:
Net loss	$(69,019)	$(7,956)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39,046	44,333
Asset impairments	65,152	—
Change in accounts receivable	2,336	5,203
Change in inventories	16,545	(6,424)
Change in accounts payable	9,202	(4,759)
Accrued interest and amortization of discounts and finance fees	1,173	1,158
Pension & non-pension post-retirement benefits, net	(376)	(283)
Accrued liabilities & prepaid expenses	4,350	267
Income taxes	(5,062)	3,591
Cloud computing costs	(4,188)	—
Share-based compensation expense	3,231	2,827
Other operating activities	1,042	(1,087)
Net cash provided by operating activities	63,432	36,870

Investing activities:
Cash paid for property, plant and equipment	(31,159)	(45,087)
Net cash used in investing activities	(31,159)	(45,087)

Financing activities:
Borrowings on ABL credit facility	93,171	129,769
Repayments on ABL credit facility	(95,601)	(109,901)
Other repayments	—	(3,077)
Repayments on Term Loan B	(4,400)	(4,400)
Stock options exercised	—	5
Taxes paid on distribution of equity awards	(420)	(336)
Dividends	—	(2,595)
Debt refinancing costs	(755)	—
Net cash provided by (used in) financing activities	(8,005)	9,465

Effect of exchange rate fluctuations on cash	(416)	(878)
Increase in cash	23,852	370

Cash & cash equivalents at beginning of year	25,066	24,696
Cash & cash equivalents at end of year	$48,918	$25,066

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. GAAP measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to U.S. GAAP.

Table 1
Reconciliation of Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Reported net loss (U.S. GAAP)	$(17,253)	$(4,024)	$(69,019)	$(7,956)
Add:
Interest expense	5,300	5,787	22,510	21,979
Provision for income taxes	2,242	4,486	8,753	10,253
Depreciation and amortization	9,581	9,944	39,046	44,333
Add special items before interest and taxes:
Impairment of goodwill (1)	—	—	45,981	—
Impairment of long-lived assets (2)	18,271	—	19,171	—
Organizational realignment (3)	324	—	3,341	—
Fees associated with strategic initiative (4)	—	—	—	2,341
Debt refinancing fees	525	—	525	—
Adjusted EBITDA (non-GAAP)	$18,990	$16,193	$70,308	$70,950

Net sales	$208,895	$211,636	$782,437	$797,858
Net loss margin (U.S. GAAP)	(8.3)%	(1.9)%	(8.8)%	(1.0)%
Adjusted EBITDA margin (non-GAAP)	9.1%	7.7%	9.0%	8.9%

(1)	Includes a non-cash goodwill impairment charge of $46.0 million in our Latin America segment.
(2)

In the fourth quarter 2019, the non-cash impairment charge of long-lived assets in our EMEA segment includes $13.0 million for property, plant and equipment and $5.3 million for operating lease right-of-use assets. In addition to these, the full year 2019 includes $0.9 million for a trade name in our EMEA segment.

(3)	Organizational realignment to drive improved performance and growth.
(4)	Legal and professional fees associated with a strategic initiative that we terminated during the third quarter of 2018.

Table 2
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities (U.S. GAAP)	$50,766	$29,284	$63,432	$36,870
Net cash used in investing activities (U.S. GAAP)	(4,256)	(9,964)	(31,159)	(45,087)
Free Cash Flow (non-GAAP)	$46,510	$19,320	$32,273	$(8,217)

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)
	December 31, 2019	September 30, 2019	December 31, 2018

Accounts receivable — net	$81,307	$90,745	$83,977
Inventories — net	174,797	195,669	192,103
Less: Accounts payable	79,262	74,963	74,836
Trade Working Capital (non-GAAP)	$176,842	$211,451	$201,244

Table 4
Reconciliation of Net Loss to Adjusted Income from Operations
(dollars in thousands)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Reported net loss (U.S. GAAP)	$(17,253)	$(4,024)	$(69,019)	$(7,956)
Add:
Interest expense	5,300	5,787	22,510	21,979
Provision for income taxes	2,242	4,486	8,753	10,253
Other (income) expense	2,585	1,784	4,443	2,764
Add special items before interest and taxes:
Fees associated with strategic initiative (1)	—	—	—	2,341
Impairment of goodwill (2)	—	—	45,981	—
Impairment of long-lived assets (3)	18,271	—	19,171	—
Organizational realignment (4)	324	—	3,341	—
Adjusted Income from Operations (non-GAAP)	$11,469	$8,033	$35,180	$29,381

Net sales	$208,895	$211,636	$782,437	$797,858
Net loss margin (U.S. GAAP)	(8.3)%	(1.9)%	(8.8)%	(1.0)%
Adjusted Income from Operations margin (non-GAAP)	5.5%	3.8%	4.5%	3.7%

(1)	Legal and professional fees associated with a strategic initiative that we terminated during the third quarter of 2018.
(2)	Includes a non-cash goodwill impairment charge of $46.0 million in our Latin America segment.
(3)

In the fourth quarter 2019, the non-cash impairment charge of long-lived assets in our EMEA segment includes $13.0 million for property, plant and equipment and $5.3 million for operating lease right-of-use assets. In addition to these, the full year 2019 includes $0.9 million for a trade name in our EMEA segment.

(4)	Organizational realignment to drive improved performance and growth.

Table 5
Summary Business Segment Information
(dollars in thousands)
(unaudited)
	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018
Net Sales:
U.S. & Canada (1)	$133,076	$132,022	$491,230	$483,741
Latin America (2)	37,667	38,062	141,584	148,091
EMEA (3)	31,489	34,687	123,945	138,399
Other (4)	6,663	6,865	25,678	27,627
Consolidated	$208,895	$211,636	$782,437	$797,858

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$17,970	$11,185	$54,072	$36,805
Latin America (2)	(1,991)	1,289	6,208	12,599
EMEA (3)	1,885	2,235	5,529	7,219
Other (4)	(168)	1,489	(2,663)	1,872
Segment EBIT	$17,696	$16,198	$63,146	$58,495

Reconciliation of Segment EBIT to Net Loss:
Segment EBIT	$17,696	$16,198	$63,146	$58,495
Retained corporate costs (6)	(8,287)	(9,949)	(31,884)	(31,878)
Impairment of goodwill	—	—	(45,981)	—
Impairment of long-lived assets	(18,271)	—	(19,171)	—
Organizational realignment	(324)	—	(3,341)	—
Fees associated with strategic initiative	—	—	—	(2,341)
Debt refinancing fees	(525)	—	(525)	—
Interest expense	(5,300)	(5,787)	(22,510)	(21,979)
Provision for income taxes	(2,242)	(4,486)	(8,753)	(10,253)
Net loss	$(17,253)	$(4,024)	$(69,019)	$(7,956)

Depreciation & Amortization:
U.S. & Canada (1)	$3,272	$3,069	$12,547	$13,358
Latin America (2)	3,422	4,045	14,758	17,457
EMEA (3)	1,659	1,628	6,845	7,412
Other (4)	837	816	3,359	4,431
Corporate	391	386	1,537	1,675
Consolidated	$9,581	$9,944	$39,046	$44,333

(1)

U.S. & Canada—includes sales of manufactured glassware products and sourced tableware having an end-market destination in the U.S and Canada, excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.

(2)

Latin America—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Latin America, as well as glass products for OEMs regardless of end-market destination.

(3)	EMEA—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Europe, the Middle East and Africa.
(4)	Other—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Asia Pacific.
(5)

Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance. Segment EBIT also includes an allocation of manufacturing costs for inventory produced at a Libbey facility that is located in a region other than the end market in which the inventory is sold. This allocation can fluctuate from year to year based on the relative demands for products produced in regions other than the end markets in which they are sold.

(6)	Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 6
Reconciliation of Net Loss to Adjusted EBITDA and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Year ended	Year ended
	December 31, 2019	December 31, 2018

Reported net loss (U.S. GAAP)	$(69,019)	$(7,956)
Add:
Interest expense	22,510	21,979
Provision for income taxes	8,753	10,253
Depreciation and amortization	39,046	44,333
Special items before interest and taxes	69,018	2,341
Adjusted EBITDA (non-GAAP)	$70,308	$70,950

Reported debt on balance sheet (U.S. GAAP)	$391,840	$397,700
Plus: Unamortized discount and finance fees	1,346	2,368
Gross debt	393,186	400,068
Less: Cash and cash equivalents	48,918	25,066
Debt net of cash	$344,268	$375,002

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	4.9x	5.3x

Table 7
2020 Outlook
Reconciliation of Net Income margin to Adjusted EBITDA Margin
(percent of estimated 2020 net sales)
(unaudited)

Outlook for the year ended December 31, 2020
Net income margin (U.S. GAAP)(1)	0.8% - 1.5%
Add:
Interest expense	3.0%
Provision for income taxes	0.5% - 0.8%
Depreciation and amortization	4.7%
Special items before interest and taxes (1)	—%
Adjusted EBITDA Margin (non-GAAP)	9.0% - 10.0%

_____________________

(1)	Potential special charges related to the strategic review of our business in China are not reflected in the reconciliation.

Table 8
Adjusted SG&A Margin
(percent of net sales)
(unaudited)

	Year ended December 31, 2019	Year ended December 31, 2018
SG&A margin (U.S. GAAP)	15.6%	16.0%
Deduct special items in SG&A expenses:
Fees associated with strategic initiative	—%	(0.3)%
Organizational realignment	(0.2)%	—%
Adjusted SG&A Margin (non-GAAP)	15.4%	15.7%

Table 9
Capital Expenditures and ERP Capital
(dollars in thousands)
(unaudited)
Year ended
December 31, 2019
Additions to property, plant and equipment (per Statement of Cash Flows)	$31,159
Cloud computing costs (per Statement of Cash Flows)	4,188
Net increase (decrease) in capital expenditures incurred but not yet paid	(4,366)
Capital expenditures and ERP capital	$30,981